Exhibit 5.1

FOLEY & LARDNER LLP ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FLORIDA 32202-5017 P. O. BOX 240 JACKSONVILLE, FLORIDA 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

June 17, 2005

Regency Centers Corporation

121 West Forsyth Street, Suite 200

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Regency Centers Corporation, a Florida corporation (the “Company”), in connection with its registration statement on Form S-3 filed with the Securities and Exchange Commission relating to the sale by the selling shareholders named therein of shares of common stock of the Company, par value $.01 per share, that will be issued to the selling shareholders upon redemption of their limited partnership interests in Regency Centers, L.P. (collectively, the “Shares”).

In connection with the sale of such securities, we have examined and are familiar with: (a) the articles of incorporation and bylaws of the Company, (b) the Redemption Agreement dated as of October 12, 2004 by and among the Company, Regency Centers, L.P., and the limited partnership named therein (the “Azco Redemption Agreement”), (c) the Redemption Agreement dated as of June 24, 2004 by and among the Company, Regency Centers, L.P. and the limited partners named therein (the “Greenwood Redemption Agreement” and together with the Azco Redemption Agreement, the “Redemption Agreements”), (d) the proceedings of and actions taken by the Board of Directors of the Company in connection with the issuance of the Shares and (e) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly authorized, and when issued and delivered upon the selling shareholders’ redemption of their limited partnership interests in Regency Centers, L.P., pursuant to the Redemption Agreements, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the inclusion of this opinion as Exhibit 5 in said Registration Statement and to the reference to this firm under the caption “Legal Matters” in the related prospectus. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

FOLEY & LARDNER LLP

By:	/s/ Linda Y. Kelso

BRUSSELS CHICAGO DENVER	DETROIT JACKSONVILLE LOS ANGELES MADISON	MILWAUKEE ORLANDO SACRAMENTO SAN DIEGO	SAN DIEGO/DEL MAR SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA TOKYO WASHINGTON, D.C. WEST PALM BEACH